Filed Pursuant to Rule 424(b)(4)
Registration No. 333-179601

Prospectus supplement

(To Prospectus dated February 21, 2012)

3,597,333 shares

MarketAxess Holdings Inc.

Common stock

All of the shares of our common stock in this offering are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MKTX.” The last reported sale price of our common stock on February 22, 2012 was $30.53 per share.

	Per Share	Total

Public offering price	$30.500	$109,718,657

Underwriting discount	$1.525	$5,485,933

Proceeds to the selling stockholders	$28.975	$104,232,724

Investing in our common stock involves certain risks. See “Risk factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have agreed with the selling stockholders to repurchase 1,821,730 shares of non-voting common stock from the selling stockholders in a private transaction at the same price as the common stock being offered in this offering less the underwriting discount, and contingent on consummation of this offering, which will result in $52,784,627 of additional proceeds to the selling stockholders. See “Concurrent Company repurchase of common stock.”

The underwriter expects to deliver the shares against payment in New York, New York on February 28, 2012.

Sole book-running manager

J.P. Morgan

February 22, 2012

Prospectus

About this prospectus	i

MarketAxess Holdings Inc.	1

Risk factors	2

Special note regarding forward-looking statements	3

Use of proceeds	4

Selling stockholders	4

Description of capital stock	5

Plan of distribution	9

Legal matters	11

Experts	11

Where you can find more information	11

Incorporation of certain information by reference	12

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part, the accompanying prospectus, gives more general information about the common stock certain of our stockholders may offer from time to time. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not authorized anyone, including the selling stockholders, to provide any information other than that contained or incorporated by reference in this prospectus supplement, any accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates. If any statements in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described under “Where you can find more information.”

The terms “MarketAxess,” the “Company,” “we,” “us,” and “our” refer to MarketAxess Holdings Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

Throughout this prospectus supplement, we refer to various trademarks, service marks and trade names that we use in our business. MarketAxess® name and logo, Auto-Spotting®, BondLink®, Actives®, FrontPage® and DealerAxess® are some of our registered trademarks. We also have a number of other registered trademarks, service mark applications and trademark applications. Other trademarks and service marks appearing in this prospectus supplement are the property of their respective holders.

i

Prospectus supplement summary

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our common stock discussed in the incorporated documents, before making an investment decision.

MarketAxess

We operate a leading electronic trading platform that allows investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. Our over 850 active institutional investor clients (firms that executed at least one trade in U.S. or European fixed-income securities through our electronic trading platform during 2011) include investment advisers, mutual funds, insurance companies, public and private pension funds, bank portfolios, broker-dealers and hedge funds. Our 87 broker-dealer market-maker clients provide liquidity on the platform and include most of the leading broker-dealers in global fixed-income trading. Through our Corporate BondTickerTM service, we provide fixed-income market data, analytics and compliance tools that help our clients make trading decisions. In addition, we provide FIX (Financial Information eXchange) message management tools, connectivity solutions and ancillary technology services that facilitate the electronic communication of order information between trading counterparties. Our revenues are primarily generated from the trading of U.S. high-grade corporate bonds.

Our multi-dealer trading platform allows our institutional investor clients to simultaneously request competing, executable bids or offers from our broker-dealer clients and execute trades with the broker-dealer of their choice from among those that choose to respond. We offer our broker-dealer clients a solution that enables them to efficiently reach our institutional investor clients for the distribution and trading of bonds. In addition to U.S. high-grade corporate bonds, European high-grade corporate bonds and emerging markets bonds, including both investment-grade and non-investment grade debt, we also offer our clients the ability to trade crossover and high-yield bonds, agency bonds, asset-backed and preferred securities and credit default swaps.

The majority of our revenues are derived from monthly distribution fees and commissions for trades executed on our platform that are billed to our broker-dealer clients on a monthly basis. We also derive revenues from technology products and services, information and user access fees, investment income and other income. Our expenses consist of employee compensation and benefits, depreciation and amortization, technology and communication expenses, professional and consulting fees, occupancy, marketing and advertising and general and administrative expenses.

Our principal executive offices are located at 299 Park Avenue, New York, NY 10171 and our telephone number is (212) 813-6000. The address of our website is www.marketaxess.com. Information contained on our website does not constitute part of this prospectus supplement.

The offering

The following summary contains basic information about this offering and our common shares. It does not contain all the information that is important to you. For a more complete understanding of our common shares, please refer to the section of the accompanying prospectus entitled “Description of capital stock” and our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission, or SEC, and are available upon request. See the section entitled “Where you can find more information.”

Issuer	MarketAxess Holdings Inc.

Common stock offered by the selling stockholders	3,597,333 shares

Common stock outstanding after this offering(1)	36,009,350 shares

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Private repurchase of common stock by the Company	We have agreed with the selling stockholders to repurchase 1,821,730 shares of non-voting common stock from the selling stockholders in a private transaction at the same price as the common stock being offered in this offering less the underwriting discount, and contingent on the consummation of this offering, which will result in $52,784,627 of additional proceeds to the selling stockholders. See “Concurrent Company repurchase of common stock.”

Risk factors	An investment in our common stock involves various risks. Prospective investors should carefully consider all the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference and matters discussed under the caption “Risk factors” beginning on page S-4 of this prospectus supplement.

Dividend policy	We initiated a regular quarterly dividend in the fourth quarter of 2009. In January 2012, our Board of Directors approved a quarterly cash dividend of $0.11 per share payable on March 1, 2012 to stockholders of record as of the close of business on February 16, 2012. Any future declaration and payment of dividends will be at the sole discretion of the Company’s Board of Directors.

NASDAQ Global Select Market symbol	MKTX

Conflicts of interest	The selling stockholders are direct or indirect affiliates of J.P. Morgan Securities LLC, the underwriter in this offering, and will receive more than 5% of the proceeds from this offering. Because of the foregoing, a “conflict of interest” is deemed to exist within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the applicable provisions and exemptions of FINRA Rule 5121. See “Conflicts of interest.”

(1) The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at February 17, 2012, and excludes:

•	359,619 shares of our common stock subject to outstanding restricted stock units;

•	2,882,829 shares of our common stock subject to outstanding options having a weighted average exercise price of $9.49 per share.

The information in this prospectus supplement relating to the number of shares of common stock outstanding after this offering assumes:

(i)	the conversion of 763,924 shares of non-voting common stock by one of the selling stockholders in connection with this offering; and

(ii)	the consummation of the concurrent private purchase by the Company of 1,821,730 shares of non-voting common stock from the selling stockholders. See “Concurrent Company repurchase of common stock.”

Risk factors

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent filings containing updated disclosures of such factors. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus supplement, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus supplement or such incorporated documents.

Risks related to our business

Global economic, political and market factors beyond our control could reduce demand for our services, and our profitability and business could suffer.

The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the U.S. and/or global financial services markets, resulting in reduced trading volume. These events could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	economic and political conditions in the United States, Europe and elsewhere;

•	adverse market conditions, including unforeseen market closures or other disruptions in trading;

•	broad trends in business and finance;

•	consolidation or contraction in the number of broker-dealers;

•	actual or threatened acts of war or terrorism or other armed hostilities;

•	concerns over inflation and weakening consumer confidence levels;

•	the availability of cash for investment by mutual funds and other wholesale and retail investors;

•	the level and volatility of interest and foreign currency exchange rates; and

•	legislative and regulatory changes.

Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally. Our revenues and profitability are likely to decline significantly during periods of stagnant economic conditions or low trading volume in the U.S. and global financial markets.

Decreases in trading volumes in the fixed-income markets generally or on our platform would harm our business and profitability.

We have experienced significant decreases in overall trading volume in the past and may experience similar decreases in trading volume in the future. Declines in the overall volume of fixed-income securities trading and in market liquidity generally, as well as declines in interest rate volatility, could result in lower revenues from commissions for trades executed on our electronic trading platform and fees generated from related activities.

Likewise, decreases in our share of the segments of the fixed-income trading markets in which we operate, or shifts in trading volume to segments of clients which we have not penetrated, could result in lower trading volume on our platform and, consequently, lower commissions and other revenue. During periods of increased volatility in credit markets, the use of electronic trading platforms by market participants may decrease dramatically as institutional investors seek to obtain additional information during the trade process through conversations with broker-dealers. In addition, during rapidly moving markets, broker-dealers are less likely to post prices electronically.

A decline in trading volumes on our platform for any reason would negatively affect our commission revenue and may have a material adverse effect on our business, financial condition and results of operations.

We face substantial competition that could reduce our market share and harm our financial performance.

The fixed-income securities industry generally, and the electronic financial services markets in which we operate in particular, are highly competitive, and we expect competition to intensify in the future. We will continue to compete with bond trading conducted directly between broker-dealers and their institutional investor clients over the telephone or electronically. In addition, our current and prospective competitors are numerous and include:

•	other multi-dealer trading companies;

•	market data and information vendors;

•	securities and futures exchanges;

•	inter-dealer brokerage firms;

•	electronic communications networks;

•	technology, software, information and media or other companies that have existing commercial relationships with broker-dealers or institutional investors; and

•	other electronic marketplaces that are not currently in the securities business.

Many of our current and potential competitors are more established and substantially larger than we are and have substantially greater market presence, as well as greater financial, technical, marketing and other resources. These competitors may aggressively reduce their pricing to enter into market segments in which we have a leadership position today, potentially subsidizing any losses with profits from trading in other fixed-income or equity securities. In addition, many of our competitors offer a wider range of services, have broader name recognition and have larger customer bases than we do. Some of them may be able to respond more quickly to new or evolving opportunities, technologies and customer requirements than we can and may be able to undertake more extensive promotional activities.

Any combination of our competitors may enter into joint ventures or consortia to provide services similar to those provided by us. Current and new competitors can launch new platforms at a relatively low cost. Others may acquire the capabilities necessary to compete with us through acquisitions. We expect that we will potentially compete with a variety of companies with respect to each product or service we offer. If we are not able to compete successfully in the future, our business, financial condition and results of operations would be adversely affected.

Neither the sustainability of our current level of business nor any future growth can be assured. Even if we do experience growth, we cannot assure you that we will grow profitably.

The success of our business strategy depends, in part, on our ability to maintain and expand the network of broker-dealer and institutional investor clients that use our electronic trading platform. Our business strategy also depends on increasing the use of our platform by these clients. Individuals at broker-dealers or institutional investors may have conflicting interests, which may discourage their use of our platform.

Our growth is also dependent on our ability to diversify our revenue base. We currently derive approximately 60% of our revenues from secondary trading in U.S. high-grade corporate bonds. Our long-term business strategy is dependent on expanding our service offerings and increasing our revenues from other fixed-income products and other sources. We cannot assure you that our efforts will be successful or result in increased revenues or continued profitability. We have experienced significant growth in trading volumes, revenues and profitability over the past three years. We cannot assure you that our business will continue to grow at a similar rate, if at all.

Because we operate in a rapidly evolving industry, it is difficult to evaluate our business and prospects.

We face risks and difficulties frequently experienced by companies operating in rapidly evolving industries, such as the electronic financial services industry. These risks and difficulties include, but are not limited to, our ability to:

•	attract and retain broker-dealers and institutional investors on a cost-effective basis;

•

respond effectively to the loss of any of our broker-dealer clients due to merger, consolidation, bankruptcy, liquidation or other cause, including, among other things, the collection of any amounts due from any such clients;

•	expand and enhance reliable and cost-effective product and service offerings to our clients;

•	respond effectively to competitive pressures;

•	diversify our sources of revenues;

•	maintain adequate control of our expenses;

•	operate, support, expand and develop our operations, technology, website, software, communications and other systems;

•	manage growth in personnel and operations;

•	increase awareness of our brand or market positioning;

•	expand our sales and marketing programs

•	take advantage of acquisitions, strategic alliances and other opportunities; and

•	respond to regulatory changes or demands.

If we are unsuccessful in addressing these risks or in executing our business strategy, our business, financial condition and results of operations may suffer.

We may enter into new fee plans, the impact of which may be difficult to evaluate.

From time to time we may introduce new fee plans for the U.S. high-grade corporate bond, Eurobond and other market segments in which we operate. Any new fee plan may include different fee structures or provide volume incentives. For example, as a result of the effect on our Eurobond trading volumes of continuing sovereign debt concerns and the competitive environment in Europe, we intend to amend our European broker-dealer plan effective March 1, 2012; this amendment will reduce the distribution fees charged to our European broker-dealer clients but leave dealer variable transaction fees unchanged.

We cannot assure you that any new fee plans will result in an increase in the volume of transactions effected on our platform or that our revenues will increase as a result of the implementation of any such fee plans. It is possible that our broker-dealer or institutional investor clients could respond to a new fee plan by either reducing the amount of their business conducted on our platform or terminating their contractual relationship with us, which could have an adverse impact on our fees and otherwise have a material adverse effect on our business, financial condition and results of operations.

We are exposed to risks resulting from non-performance by counterparties to certain transactions executed between our clients in which we act as an intermediary in matching back-to back bond trades.

We execute certain bond transactions between and among institutional investor and broker-dealer clients on a riskless principal basis by serving as counterparty to both the buyer and the seller in matching back-to-back trades, which are then settled through a third-party clearing organization. MarketAxess Corporation, our U.S. subsidiary, and MarketAxess Europe Limited, our U.K. subsidiary, act as intermediary on a riskless principal basis in these bond transactions by serving as counterparty to the two clients involved. Settlement typically occurs within one to three trading days after the trade date. Cash settlement of the transaction occurs upon receipt or delivery of the underlying instrument that was traded.

We are exposed to credit risk in our role as trading counterparty to our clients executing bond trades on our platform. We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Adverse movements in the prices of securities that are the subject of these transactions can increase our risk. Where the unmatched position or failure to deliver is prolonged there may also be regulatory capital charges required to be taken by us. There can be no assurance that the policies and procedures we use to manage this credit risk will effectively mitigate our credit risk exposure.

We are dependent on our broker-dealer clients, who are not restricted from buying and selling fixed-income securities, directly or through their own proprietary or third-party platforms, with institutional investors.

We rely on our broker-dealer clients to provide product and liquidity on our electronic trading platform by posting bond prices on our platform for bonds in their inventory and responding to institutional investor client inquiries. The contractual obligations of our broker-dealer clients to us are minimal, non-exclusive and terminable by such clients. Our broker-dealer clients buy and sell fixed-income securities through traditional methods, including by telephone and e-mail messaging, and through other electronic trading platforms. Some of our broker-dealer clients have developed electronic trading networks that compete with us or have announced their intention to explore the development of such electronic trading networks, and most of our broker-dealer and institutional investor clients are involved in other ventures, including other electronic trading platforms or other distribution channels, as trading participants and/or as investors. These competing trading platforms may offer some features that we do not currently offer. Accordingly, there can be no assurance that such broker-dealers’ primary commitments will not be to one of our competitors.

Any reduction in the use of our electronic trading platform by our broker-dealer clients could reduce the number of different bond issues and the volume of trading in those bond issues on our platform, which could, in turn, reduce the use of our platform by our institutional investor clients. The occurrence of any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.

We could lose significant sources of revenue and trading volume if we lose any of our significant institutional investor clients.

We rely on our institutional investor clients to launch inquiries over our trading platform. A limited number of such clients can account for a significant portion of our trading volume. One institutional investor client accounted for approximately 14.6%, 15.8% and 12.1% of trading volumes during the years ended December 31, 2011, 2010 and 2009, respectively. This institutional investor client also beneficially owns approximately 5% of the outstanding shares of our common stock. The contractual obligations of our institutional investor clients to us are minimal, non-exclusive and terminable by such clients. Our institutional investor clients buy and sell fixed-income securities through traditional methods, including by telephone and e-mail messaging, and through other electronic trading platforms.

There can be no assurance that we will be able to retain our major institutional investor clients or that such clients will continue to use our trading platform. The loss of any major institutional investor client or any reduction in the use of our electronic trading platform by such clients could have a material adverse effect on our business, financial condition and results of operations.

If we experience significant fluctuations in our operating results or fail to meet revenue and earnings expectations, our stock price may fall rapidly and without advance notice.

Our revenues and operating results may fluctuate due to a number of factors, including:

•	the unpredictability of the financial services industry;

•	difficulty in quickly adjusting our expense base if revenues fall short of expectations;

•	our ability to retain existing broker-dealer and institutional investor clients and attract new broker-dealer and institutional investor clients;

•	our ability to drive an increase in use of our electronic trading platform by new and existing broker-dealer and institutional investor clients;

•	changes in our pricing policies;

•	the introduction of new features on our electronic trading platform;

•	the effectiveness of our sales force;

•	new product and service introductions by our competitors;

•	fluctuations in overall market trading volume;

•	technical difficulties or interruptions in our service;

•	general economic conditions in our geographic markets;

•	additional investment in our services or operations; and

•	regulatory compliance costs.

As a result, our operating results may fluctuate significantly on a quarterly basis, which could result in decreases in our stock price.

We may not be able to introduce enhanced versions of our electronic trading platform, new services and/or service enhancements in a timely or acceptable manner, which could harm our competitive position.

Our business environment is characterized by rapid technological change, changing and increasingly sophisticated client demands and evolving industry standards. Our future will depend on our ability to develop and introduce new features to, and new versions of, our electronic trading platform. The success of new features and versions depends on several factors, including the timely completion, introduction and market acceptance of the feature or version. In addition, the market for our electronic trading platform may be limited if prospective clients require customized features or functions that we are unable or unwilling to provide. If we are unable to anticipate and respond to the demand for new services, products and technologies and develop new features and enhanced versions of our electronic trading platform that achieve widespread levels of market acceptance on a timely and cost-effective basis, it could have a material adverse effect on our business, financial condition and results of operations.

As we enter new markets, we may not be able to successfully attract clients and adapt our technology and marketing strategy for use in those markets.

Our strategy includes leveraging our electronic trading platform to enter new markets. We cannot assure you that we will be able to successfully adapt our proprietary software and technology for use in other markets. Even if we do adapt our software and technology, we cannot assure you that we will be able to attract clients and compete successfully in any such new markets. We cannot assure you that our marketing efforts or our pursuit of any of these opportunities will be successful. If these efforts are not successful, we may realize less than expected earnings, which in turn could result in a decrease in the market value of our common stock. Furthermore, these efforts may divert management attention or inefficiently utilize our resources.

Rapid market or technological changes may render our technology obsolete or decrease the attractiveness of our products and services to our broker-dealer and institutional investor clients.

We must continue to enhance and improve our electronic trading platform. The electronic financial services industry is characterized by significant structural changes, increasingly complex systems and infrastructures, changes in clients’ needs and preferences and new business models. If new industry standards and practices emerge and our competitors release new technology before us, our existing technology, systems and electronic trading platform may become obsolete or our existing business may be harmed. Our future success will depend on our ability to:

•	enhance our existing products and services;

•	develop and/or license new products and technologies that address the increasingly sophisticated and varied needs of our broker-dealer and institutional investor clients and prospective clients;

•	continue to attract highly-skilled technology personnel; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Developing our electronic trading platform and other technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our electronic trading platform, information databases and network infrastructure to broker-dealer or institutional investor client requirements or emerging industry standards. For example, our electronic trading platform functionality that allows searches and inquiries on bond pricing and availability is a critical part of our service, and it may become out-of-date or insufficient from our broker-dealer clients’ or institutional investor clients’ perspective and in relation to the inquiry functionality of our competitors’ systems. If we face material delays in introducing new services, products and enhancements, our broker-dealer and institutional investor clients may forego the use of our products and use those of our competitors.

Further, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services. We cannot assure you that we will be able to successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to client requirements or emerging industry standards. We cannot assure you that we will be able to respond in a timely manner to changing market conditions or client requirements.

We depend on third-party suppliers for key products and services.

We rely on a number of third parties to supply elements of our trading, information and other systems, as well as computers and other equipment, and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner, if at all, or that they will be able to adequately expand their services to meet our needs. If we are unable to make alternative arrangements for the supply of critical products or services in the event of a malfunction of a product or an interruption in or the cessation of service by an existing service provider, our business, financial condition and results of operations could be materially adversely affected.

In particular, we depend on a third-party vendor for our corporate bond reference database. Disruptions in the services provided by that third party to us, including as a result of their inability or unwillingness to continue to license products that are critical to the success of our business, could have a material adverse effect on our business, financial condition and results of operations.

We also rely, and expect in the future to continue to rely, on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, and software and hardware vendors. Other third parties provide, for instance, our data center, telecommunications access lines and significant computer systems and software licensing, support and maintenance services. Any interruption in these or other third-party services or deterioration in their performance could impair the quality of our service. We cannot be certain of the financial viability of all of the third parties on which we rely.

We license software from third parties, much of which is integral to our electronic trading platform and our business. We also hire contractors to assist in the development, quality assurance testing and maintenance of our electronic trading platform and other systems. Continued access to these licensors and contractors on favorable contract terms or access to alternative software and information technology contractors is important to our operations. Adverse changes in any of these relationships could have a material adverse effect on our business, financial condition and results of operations.

We attempt to negotiate favorable pricing, service, confidentiality and intellectual property ownership or licensing and other terms in our contracts with our service providers. These contracts usually have multi-year terms. However, there is no guarantee that these contracts will not terminate and that we will be able to negotiate successor agreements or agreements with alternate service providers on competitive terms. Further, the existing agreements may bind us for a period of time to terms and technology that become obsolete as our industry and our competitors advance their own operations and contracts.

Our success depends on maintaining the integrity of our electronic trading platform, systems and infrastructure; our computer systems may suffer failures, capacity constraints and business interruptions that could increase our operating costs and cause us to lose clients.

In order to be successful, we must provide reliable, secure, real-time access to our electronic trading platform for our broker-dealer and institutional investor clients. If our electronic trading platform is hampered by slow delivery times, unreliable service or insufficient capacity, our broker-dealer and institutional investor clients may decide to stop using our platform, which would have a material adverse effect on our business, financial condition and results of operations.

As our operations grow in both size and scope, we will need to improve and upgrade our electronic trading platform and infrastructure to accommodate potential increases in order message volume and trading volume, the trading practices of new and existing clients, regulatory changes and the development of new and enhanced trading platform features, functionalities and ancillary products and services. The expansion of our electronic trading platform and infrastructure has required, and will continue to require, substantial financial, operational and technical resources. These resources will typically need to be committed well in advance of any actual increase in trading volumes and order messages. We cannot assure you that our estimates of future trading volumes and order messages will be accurate or that our systems will always be able to accommodate actual trading volumes and order messages without failure or degradation of performance. Furthermore, we use new technologies to upgrade our established systems, and the development of these new technologies also entails technical, financial and business risks. We cannot assure you that we will successfully implement new technologies or adapt our existing electronic trading platform, technology and systems to the requirements of our broker-dealer and institutional investor clients or to emerging industry standards. The inability of our electronic trading platform to accommodate increasing trading volume and order messages would also constrain our ability to expand our business.

We cannot assure you that we, or our third party service providers, will not experience systems failures. Our electronic trading platform, computer and communication systems and other operations are vulnerable to damage, interruption or failure as a result of, among other things:

•	irregular or heavy use of our electronic trading platform during peak trading times or at times of unusual market volatility;

•	power or telecommunications failures, hardware failures or software errors;

•	human error;

•	computer viruses, acts of vandalism or sabotage (and resulting potential lapses in security), both internal and external;

•	natural disasters, fires, floods or other acts of God;

•	acts of war or terrorism (including cyberterrorism) or other armed hostility;

•	cybersecurity breaches; and

•	loss of support services from third parties, including those to whom we outsource aspects of our computer infrastructure critical to our business.

In the event that any of our systems, or those of our third-party providers, fail or operate slowly, it may cause any one or more of the following to occur:

•	unanticipated disruptions in service to our clients;

•	distribution of untimely or inaccurate market data to customers who rely on this data for their trades;

•	slower response times or delays in our clients’ trade execution;

•	incomplete or inaccurate accounting, recording or processing of trades;

•	financial losses and liabilities to clients;

•	litigation or other claims against us, including formal complaints to industry regulatory organizations; and

•	regulatory inquiries, proceedings or sanctions.

Any system failure that causes an interruption in service or decreases the responsiveness of our service, including failures caused by client error or misuse of our systems, could damage our reputation, business and brand name and lead our broker-dealer and institutional investor clients to decrease or cease their use of our electronic trading platform.

In these circumstances, our redundant systems or disaster recovery plans may not be adequate. Similarly, although many of our contracts with our service providers require them to have disaster recovery plans, we cannot be certain that these will be adequate or implemented properly. In addition, our business interruption insurance may not adequately compensate us for losses that may occur.

We also cannot assure you that we have sufficient personnel to properly respond to system problems. We internally support and maintain many of our computer systems and networks, including those underlying our electronic trading platform. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner would have a material adverse effect on our business, financial condition and results of operations.

Our systems and those of our third party service providers may be vulnerable to cybersecurity risks. If our security measures are breached and unauthorized access is obtained to our electronic trading platform, our business could suffer a material adverse effect.

Our electronic trading platform involves the storage and transmission of our clients’ proprietary information. The secure storage and transmission of confidential information over public networks is a critical element of our operations. Cyber attacks on our systems or the systems of our third party service providers could expose us to a risk of misappropriation of this information, leading to litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to trading or other confidential information, our reputation could be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage computer systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. Any cybersecurity breach may have a material adverse effect on our business, financial condition and results of operations. A cyber attack or security breach on our system or that of a third party service provider could manifest in different ways and could lead to any number of harmful consequences, including but not limited to:

•	misappropriation of financial assets, intellectual property or sensitive information belonging to us, our clients or our third party service providers;

•	corruption of data or causing operational disruption through computer viruses or phishing; and

•	denial of service attacks to prevent users from accessing our platform.

Our remediation costs and lost revenues could be significant if we fall victim to a cyber attack. If an actual, threatened or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and could cause our broker-dealer and institutional investor clients to reduce or stop their use of our electronic trading platform. We may be required to expend significant resources to repair system damage, protect against the threat of future security breaches or to alleviate problems, including reputational harm, loss of clients and revenues and litigation, caused by any breaches. We may be found liable to our clients for any stolen assets or misappropriated confidential information. Although we intend to continue to implement industry-standard security measures, we cannot assure you that those measures will be sufficient.

We may not be able to protect our intellectual property rights or technology effectively, which would allow competitors to duplicate or replicate our electronic trading platform. This could adversely affect our ability to compete.

Intellectual property is critical to our success and ability to compete, and if we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology. We rely primarily on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements, third-party non-disclosure and other agreements and other contractual provisions and technical measures to protect our intellectual property rights. We attempt to negotiate beneficial intellectual property ownership provisions in our contracts and also require employees, consultants, advisors and collaborators to enter into confidentiality agreements in order to protect the confidentiality of our proprietary information. We have received seven patents and have filed patent applications covering aspects of our technology and/or business, but can give no assurances that any such patents will protect our business and processes from competition or that the patents applied for will be issued. Additionally, laws and our contractual terms may not be sufficient to protect our technology from use or theft by third parties. For instance, a third party might reverse engineer or otherwise obtain and use our technology without our permission and without our knowledge, thereby infringing our rights and allowing competitors to duplicate or replicate our products. Furthermore, we cannot assure you that these protections will be adequate to prevent our competitors from independently developing technologies that are substantially equivalent or superior to our technology.

We may have legal or contractual rights that we could assert against illegal use of our intellectual property rights, but lawsuits claiming infringement or misappropriation are complex and expensive, and the outcome would not be certain. In addition, the laws of some countries in which we now or in the future provide our services may not protect software and intellectual property rights to the same extent as the laws of the United States.

Defending against intellectual property infringement or other claims could be expensive and disruptive to our business. If we are found to infringe the proprietary rights of others, we could be required to redesign our products, pay royalties or enter into license agreements with third parties.

In the technology industry, there is frequent litigation based on allegations of infringement or other violations of intellectual property rights. As the number of participants in our market increases and the number of patents and other intellectual property registrations increases, the possibility of an intellectual property claim against us grows. Although we have never been the subject of a material intellectual property dispute, we cannot assure you that a third party will not assert in the future that our technology or the manner in which we operate our business violates its intellectual property rights. From time to time, in the ordinary course of our business, we may become subject to legal proceedings and claims relating to the intellectual property rights of others, and we expect that third parties may assert intellectual property claims against us, particularly as we expand the complexity and scope of our business, the number of electronic trading platforms increases and the functionality of these platforms further overlaps. Any claims, whether with or without merit, could:

•	be expensive and time-consuming to defend;

•	prevent us from operating our business, or portions of our business;

•	cause us to cease developing, licensing or using all or any part of our electronic trading platform that incorporates the challenged intellectual property;

•	require us to redesign our products or services, which may not be feasible;

•	result in significant monetary liability;

•	divert management’s attention and resources; and

•	require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies, which may not be possible on commercially reasonable terms.

We cannot assure you that third parties will not assert infringement claims against us in the future with respect to our electronic trading platform or any of our other current or future products or services or that any such assertion will not require us to cease providing such services or products, try to redesign our products or services, enter into royalty arrangements, if available, or engage in litigation that could be costly to us. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

If we acquire or invest in other businesses, products or technologies, we may be unable to integrate them with our business, our financial performance may be impaired or we may not realize the anticipated financial and strategic goals for any such transactions.

If appropriate opportunities present themselves, we may acquire or make investments in businesses, products or technologies that we believe are strategic. We may not be able to identify, negotiate or finance any future acquisition or investment successfully. Even if we do succeed in acquiring or investing in a business, product or technology, such acquisitions and investments involve a number of risks, including:

•

we may find that the acquired company or assets do not further our business strategy, or that we overpaid for the company or assets, or the economic conditions underlying our acquisition decision may change;

•	we may have difficulty integrating the acquired technologies or products with our existing electronic trading platform, products and services;

•	we may have difficulty integrating the operations and personnel of the acquired business, or retaining the key personnel of the acquired business;

•	there may be client confusion if our services overlap with those of the acquired company;

•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

•	we may have difficulty maintaining uniform standards, controls, procedures and policies across locations;

•	an acquisition may result in litigation from terminated employees or third parties; and

•	we may experience significant problems or liabilities associated with product quality, technology and legal contingencies.

These factors could have a material adverse effect on our business, financial condition, results of operations and cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time. From time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. Such negotiations could result in significant diversion of management time, as well as out-of-pocket costs.

The consideration paid in connection with an investment or acquisition also affects our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash to consummate any acquisition. To the extent we issue shares of capital stock or other rights to purchase capital stock, including options or other rights, existing stockholders may be diluted and earnings per share may decrease. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs, such as of acquired in-process research and development costs, and restructuring charges.

We may be required to recognize impairments of our goodwill or other intangible assets, which could adversely affect our results of operations or financial condition.

The determination of the value of goodwill and other intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We test for impairment of goodwill on an annual basis or more frequently if there are changed circumstances. We assess intangible assets for impairment when events or circumstances indicate the existence of a possible impairment.

Determining the fair value of certain assets acquired and liabilities assumed is judgmental in nature and requires management to use significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates, growth rates and asset lives. Any future acquisition may result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner.

Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Richard M. McVey, Chief Executive Officer and Chairman of our Board of Directors. The terms of Mr. McVey’s employment agreement with us do not require him to continue to work for us and allow him to terminate his employment at any time, subject to certain notice requirements and forfeiture of non-vested equity compensation awards. Any loss or interruption of Mr. McVey’s services or that of one or more of our other executive officers or key personnel could result in our inability to manage our operations effectively and/or pursue our business strategy.

Because competition for our employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our business.

We strive to provide high-quality services that will allow us to establish and maintain long-term relationships with our broker-dealer and institutional investor clients. Our ability to provide these services and maintain these relationships, as well as our ability to execute our business plan generally, depends in large part upon our employees. We must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for software engineers with extensive experience in designing and developing software and Internet-related services, hardware engineers, technicians, product managers and senior sales executives.

The market for qualified personnel is increasingly competitive as the financial industry continues to recover from the financial crisis and as electronic commerce continues to experience strong growth. Many of the companies with which we compete for experienced personnel have greater resources than we have and are longer established in the marketplace. In addition, in making employment decisions, particularly in the Internet, high-technology and financial services industries, job candidates often consider the total compensation package offered, including the value of the stock-based compensation they are to receive in connection with their employment. Significant volatility in the price of our common stock may adversely affect our ability to attract or retain key employees. The expensing of stock-based compensation may discourage us from granting the size or type of stock-based compensation that job candidates may require to join our company.

We cannot assure you that we will be successful in our efforts to recruit and retain the required personnel. The failure to attract new personnel or to retain and motivate our current personnel may have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to increasingly extensive government and other regulation and our relationships with our broker-dealer clients may subject us to increasing regulatory scrutiny, which may affect our trading volumes and increase our cost of doing business.

The financial industry is extensively regulated by many governmental agencies and self-regulatory organizations, including the SEC and FINRA. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. These regulatory bodies have broad powers to promulgate and interpret, investigate and sanction non-compliance with their laws, rules and regulations.

Most aspects of our broker-dealer subsidiaries are highly regulated, including:

•	the way we deal with our clients;
•	our capital requirements;
•	our financial and regulatory reporting practices;
•	required record-keeping and record retention procedures;
•	the licensing of our employees; and
•	the conduct of our directors, officers, employees and affiliates.

We cannot assure you that we and/or our directors, officers and employees will be able to fully comply with these laws, rules and regulations. If we fail to comply with any of these laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, suspensions of personnel or other sanctions, including revocation of our membership in FINRA and registration as a broker-dealer.

We have two major operating subsidiaries, MarketAxess Corporation and MarketAxess Europe Limited. MarketAxess Corporation and MarketAxess Europe Limited are subject to U.S. and U.K. regulations as a registered broker-dealer and as a multilateral trading facility, respectively, which prohibit repayment of borrowings from the Company or affiliates, paying cash dividends, making loans to the Company or affiliates or otherwise entering into transactions that result in a significant reduction in regulatory net capital or financial resources, without prior notification to or approval from such subsidiary’s principal regulator.

In addition, as a result of the global financial crisis and other recent events in the financial industry, there is a greater likelihood of legislative and regulatory action to increase government oversight of the financial services industry. For example, during 2010 the Dodd-Frank Act was signed into law. The Dodd-Frank Act creates an entirely new structure for the trading of over-the-counter derivatives, a market in which we currently operate. Among other things, the Dodd-Frank Act mandates that clearable swaps trade on a board of trade designated as a contract market or a securities exchange or through a “swap execution facility,” or SEF (in each case, subject to certain key exceptions). While we expect that the CFTC and SEC will adopt rules that detail the new regulatory regime regarding the swaps market place in 2012, no assurance can be given regarding when, or whether, such rules will be finalized and implemented. Subject to such rulemaking, we intend to establish, register and operate a swap execution facility and/or a security/based swap execution facility.

We have incurred significant costs to prepare for compliance with the new regulatory requirements. We developed new technology and trading protocols to trade CDS in anticipation of the SEC and CFTC’s implementation of the Dodd-Frank Act. However, despite our efforts, there is no assurance that we will qualify as a registered SEF or that our compliance systems will be effective. If we do not qualify as a SEF, we will no longer be able to support CDS trades and our business, financial condition and results of operations could materially suffer as a result. If we qualify as a SEF, the registration and additional oversight that we will need to comply with the regulation will increase the costs of our operations and the costs of using our products for our clients. Furthermore, we are unable to predict how the markets will respond to the new regulatory regime.

Any changes in laws or regulations or in governmental policies, including the rules relating to the maintenance of specific levels of net capital applicable to our broker-dealer subsidiaries, could have a material adverse effect on our business, financial condition and results of operations. Our industry has been and is subject to continuous regulatory changes and may become subject to new regulations or changes in the interpretation or enforcement of existing regulations, which could require us to incur significant compliance costs or cause the development of affected markets to become impractical. In addition, as we expand our business into new markets, it is likely that we will be subject to additional laws, rules and regulations. The proposed Volcker Rule section of the Dodd-Frank Act bans proprietary trading by banks and their affiliates. The Volcker Rule could adversely affect our bank-affiliated broker-dealer clients’ ability to make markets in a variety of fixed-income securities, thereby negatively impacting the level of liquidity and pricing available on our trading platform. We cannot predict the extent to which any future regulatory changes may adversely affect our business and operations.

Our disclosed trading system has not been subjected to regulation as an alternative trading system under Regulation ATS. A determination by the SEC to treat our trading platform as an alternative trading system subject to Regulation ATS would subject us to additional reporting obligations and other limitations on the conduct of our business, many of which could be material. Our anonymous dealer-to-dealer trading service, DealerAxess®, is regulated as an alternative trading system subject to Regulation ATS.

As an enterprise founded and historically controlled by broker-dealers that compete with each other, we may be subject to ongoing regulatory scrutiny of our business to a degree that is not likely to be experienced by some of our competitors. At any time, the outcome of investigations and other regulatory scrutiny could lead to compulsory changes to our business model, conduct or practices, or our relationships with our broker-dealer clients, or additional governmental scrutiny or private lawsuits against us, any of which could materially harm our revenues, impair our ability to provide access to the broadest range of fixed-income securities and impact our ability to grow and compete effectively, particularly as we implement new initiatives designed to enhance our competitive position.

The activities and consequences described above may result in significant distractions to our management and could have a material adverse effect on our business, financial condition and results of operations.

We may face increasing economic and regulatory challenges in our growing international operations that we may not be able to meet in the future.

We operate an electronic trading platform in Europe and we plan to further expand our operations throughout Europe and other regions. There are certain risks inherent in doing business in international markets, particularly in the financial services industry, which is heavily regulated in many jurisdictions. These risks include:

•	less developed technological infrastructures and generally higher costs, which could result in lower client acceptance of our services or clients having difficulty accessing our trading platform;

•

difficulty in obtaining the necessary regulatory approvals for planned expansion, if at all, and the possibility that any approvals that are obtained may impose restrictions on the operation of our business;

•	the inability to manage and coordinate the various regulatory requirements of multiple jurisdictions that are constantly evolving and subject to unexpected change;

•	difficulties in staffing and managing foreign operations;

•	fluctuations in exchange rates;

•	reduced or no protection for intellectual property rights;

•	seasonal reductions in business activity; and

•	potentially adverse tax consequences.

Our international operations are also subject to the legal, economic and market risks associated with geopolitical uncertainties in other regions of the world, including but not limited to the risk of war, inter and intra national conflict, economic crises and terrorism. For example, the sovereign debt crisis in Europe may have a material adverse effect on our business. Increased government deficits and debt levels along with ratings downgrades sparked fears in the global financial markets of default by Euro zone nations, leading to increased yields on government bonds and resulting in a more difficult trading environment for European corporate bonds. Due, in part, to the crisis and competitive environment in Europe, trading volume in our Eurobond product has significantly decreased. We intend to reduce the monthly distribution fees paid by our European broker-dealer market makers effective March 1, 2012 in order to encourage Eurobond trading, which will result in decreased monthly distribution fee revenues. Despite our efforts, there is no assurance that Eurobond trading volumes and revenues will increase as a result of this change.

In addition, we must comply with the laws, regulations and registration rules of the Financial Services Authority in the U.K. and foreign governments and regulatory bodies for each country in which we conduct business. Similar to the U.S., regulatory bodies in Europe are developing new rules for derivatives trading. For example, the European Commission has issued three consultation papers intended to help define certain terms in the new OTC derivatives landscape and, in 2010, proposed legislation that mandates, among other things, central clearing of standardized CDS contracts. Although the European regulators have not yet adopted such legislation, our expectation is that the EU will, in line with the U.S., require central clearing of standardized CDS contracts and increase transparency through enhanced trade reporting requirements. However, it is not yet clear whether there will be any requirement in the EU to trade standardized CDS contracts on regulated exchanges or trading platforms.

Our compliance with these changing laws and regulations may be costly and time-consuming. Further, we may face unexpected challenges in our international operations due to global competitors, established local markets, and economic and political instability. Our inability to manage these risks effectively could adversely affect our business and limit our ability to expand our international operations, which could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that our compliance and risk management methods will be effective and our financial condition and results of operations may be adversely affected if they fail.

Our success in complying with complex and changing laws and navigating risks in various jurisdictions and markets depends on our maintenance of compliance, auditing and reporting systems and risk management procedures, as well as our ability to recruit and retain qualified compliance and risk management personnel. While we have developed policies and procedures to identify, monitor and manage our legal, regulatory and market risks, we cannot assure you that our systems will always be effective in monitoring or evaluating the risks to which we are exposed.

In addition, the regulators in the jurisdictions in which we operate have broad powers to censure, fine, issue cease-and-desist orders or keep us from engaging in some of our operations. We face the risk of regulatory intervention, investigations and proceedings, any of which could involve extensive scrutiny of our activities and result in significant fines and liability. Any of these developments would require significant time and financial resources and could adversely affect our reputation, financial condition and operating results.

We cannot predict our future capital needs or our ability to obtain additional financing if we need it.

Our business is dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. Although we believe that our available cash resources are sufficient to meet our presently anticipated liquidity needs and capital expenditure requirements for at least the next 12 months, we may in the future need to raise additional funds to, among other things:

•	support more rapid growth of our business;
•	develop new or enhanced services and products;
•	fund operating losses;
•	respond to competitive pressures;
•	acquire complementary companies or technologies;
•	enter into strategic alliances;
•	increase the regulatory net capital necessary to support our operations; or
•	respond to unanticipated or changing capital requirements.

We may not be able to obtain additional financing, if needed, in amounts or on terms acceptable to us, if at all. If sufficient funds are not available or are not available on terms acceptable to us, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited. These limitations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to the risks of litigation and securities laws liability.

Many aspects of our business, and the businesses of our clients, involve substantial risks of liability. Dissatisfied clients may make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We and our clients may become subject to these claims as the result of delays, failures or malfunctions of our electronic trading platform and services provided by us. We could incur significant legal expenses defending claims, even those without merit. An adverse resolution of any lawsuits or claims against us could have a material adverse effect on our business, financial condition and results of operations.

If the use of electronic trading platforms does not increase, we may not be able to achieve our business objectives.

The success of our business plan depends in part on our ability to create an electronic trading platform for a wide range of fixed-income products. Historically, fixed-income securities markets operated through telephone communications between institutional investors and broker-dealers. The utilization of our products and services depends on the acceptance, adoption and growth of electronic means of trading securities. We cannot assure you that the growth and acceptance of electronic means of trading securities will continue.

Risks related to our common stock

Market volatility and future sales of our shares by significant stockholders may cause our stock price and the value of your investment to decline.

The market price of our common stock may be significantly affected by volatility in the markets in general. The market price of our common stock likely will continue to fluctuate in response to factors including the following:

•	the other risk factors described in this prospectus supplement;

•	prevailing interest rates;

•	the market for similar securities;

•	additional issuances of common stock;

•	general economic conditions; and

•	our financial condition, performance and prospects, including our ability or inability to meet analyst expectations.

Most of these factors are beyond our control. In addition, the stock markets in general, including the NASDAQ Global Select Market, have experienced and continue to experience significant price and volume fluctuations. These fluctuations have resulted in volatility in the market prices of securities for companies such as ours that often has been unrelated or disproportionate to changes in the operating performance of the affected companies. These broad market and industry fluctuations may affect adversely the market price of our common stock regardless of our operating performance.

In addition, future sales of our common stock, or the perception of potential future sales, may adversely impact the market price of our common stock. If any one or more of our existing stockholders were to sell a large number of shares, the market price of our common stock could be negatively affected. Also, if we issue a large number of shares of our common stock in connection with a public offering, future acquisition, strategic alliance, third-party investment and private placement or otherwise, the market price of our common stock could decline considerably. Furthermore, our stockholders may be diluted by such future sales.

We may not pay dividends on our common stock in the future.

We initiated a regular quarterly dividend on our common stock in 2009. However, there is no assurance that we will continue to pay any dividends to holders of our common stock in the future. If we were to cease paying dividends, investors would need to rely on the sale of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. These analysts work independently of us. If one or more analysts who cover us downgrade our stock, our stock price could decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Provisions in our organizational documents and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management, and therefore, depress the trading price of our common stock.

Provisions of our certificate of incorporation and bylaws may make it substantially more difficult for a third party to acquire control of us and may prevent changes in our management, including provisions that:

•	prevent stockholders from calling special meetings;

•	allow the directors to amend the bylaws without stockholder approval; and

•	set forth advance notice procedures for nominating directors and submitting proposals for consideration at stockholders’ meetings.

Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations. In addition, we have a severance agreement with one employee and a change of control severance plan that could require an acquiror to pay a higher price. Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

Special note regarding forward-looking statements

This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements, in accordance with Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current estimates, expectations and projections about future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions and assumptions and other statements that are not historical facts. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The forward-looking statements and associated risks set forth herein relate to our expectations relating to, among other things: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer and institutional investor clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; the integrity and security of our electronic trading platform, systems and infrastructure; our ability to protect our intellectual property; our ability to retain our management team and attract and retain highly-skilled employees; domestic and international regulatory trends affecting us and our clients; potential litigation; industry-specific trends; and other factors.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk factors” in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2011. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of each quarter or the year. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual future events or results may differ, perhaps materially, from those contained in the projections or forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement. Factors that could cause or contribute to such differences include those in the section entitled “Risk factors” beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2011.

Concurrent Company repurchase of common stock

Concurrently with this offering, we have agreed with the selling stockholders to repurchase 1,821,730 shares of non-voting common stock from the selling stockholders in a private transaction at the same price as the common stock being offered in this offering less the underwriting discount (the “Company Repurchase”), which will result in $52,784,627 of additional proceeds to the selling stockholders. The Company Repurchase is conditioned upon the consummation of, and is expected to close concurrently with, this offering. At the closing of the Company Repurchase, the shares repurchased by the Company from the selling stockholders will be canceled. After this offering and the Company Repurchase, there will be no shares of non-voting common stock outstanding.

The description and the other information in this prospectus supplement regarding the Company Repurchase is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our non-voting common stock.

Use of proceeds

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the offering contemplated by this prospectus supplement. See “Selling stockholders.”

Price range of our common stock and dividend policy

Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) and trades under the symbol “MKTX.” The following table is based upon the information available to us and sets forth the range of the high and low sales price for our common stock for the periods indicated below based upon quotations on NASDAQ.

Quarter ended	High	Low

March 31, 2010	$16.20	$13.25
June 30, 2010	17.40	13.45
September 30, 2010	17.30	12.39
December 31, 2010	20.93	16.93

Quarter ended	High	Low

March 31, 2011	$24.19	$19.78
June 30, 2011	25.22	21.00
September 30, 2011	30.75	23.41
December 31, 2011	31.16	24.57

Quarter ended	High	Low

March 31, 2012 (through February 22, 2012)	$35.42	$28.94

We initiated a regular quarterly dividend in the fourth quarter of 2009. In January 2011, April 2011, July 2011 and October 2011, our Board of Directors declared separate quarterly dividends of $0.09 per share, for an aggregate $0.36 per share. In January 2012, our Board of Directors approved a quarterly dividend to be paid to the holders of the outstanding shares of capital stock. A cash dividend of $0.11 per share of voting and non-voting common stock outstanding will be payable on March 1, 2012 to stockholders of record as of the close of business on February 16, 2012. We expect the total amount payable to be approximately $4.2 million.

Any future declaration and payment of dividends will be at the sole discretion of our Board of Directors. The Board of Directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal, and regulatory restrictions on the payment of dividends to our stockholders or by our subsidiaries to the parent and any such other factors as the Board of Directors may deem relevant.

Selling stockholders

The following table sets forth as of the date of this prospectus supplement certain information regarding the number of shares of common stock to be sold in this offering by each selling stockholder and each selling stockholder’s beneficial ownership of our common stock:

•	immediately prior to the consummation of this offering; and

•	as adjusted to reflect the sale of the shares of our common stock by the selling stockholders and the Company Repurchase. See “Concurrent Company repurchase of common stock.”

In accordance with the rules of the Securities and Exchange Commission, “beneficial ownership” includes voting or investment power with respect to securities. The percentage of beneficial ownership reflected in the following table is based on 35,245,426 shares of common stock outstanding as of February 17, 2012. The percentage of shares of non-voting common stock reflected in the following table is based on 2,585,654 shares of non-voting common stock outstanding as of February 17, 2012. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned Before this Offering			Shares of Common Stock to be Sold in this Offering			Shares of Nonvoting Common Stock to be Sold in the Company Repurchase
Selling Stockholders	Number		Percent	Number		Percent	Number	Percentage of shares of Common Stock	Percentage of shares of Non-voting Common Stock

J.P. Morgan Partners (23A), L.P.	1,563,924	(1)	4.2%	800,000		2.3%	1,225,317	3.5%	47.4%
LabMorgan Corporation	2,797,333	(2)	7.8%	2,797,333	(3)	7.8%	596,413	1.7%	23.1%

Total	3,597,333		9.9%	3,597,333	(3)	9.9%	1,821,730	5.2%	70.5%

After the offering and the Company Repurchase, the selling stockholders will have no beneficial ownership in the Company and there will be no shares of non-voting common stock outstanding.

(1)	Consists of 800,000 shares of common stock and an aggregate of 763,924 shares of common stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 461,393 shares of non-voting common stock, because the terms of the non-voting common stock contain a limitation on acquiring shares of common stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding common stock. In total, 1,225,317 shares of non-voting common stock are owned by the holder and, in sum, 2,025,317 shares of non-voting and voting common stock are owned by the holder. The general partner of J.P. Morgan Partners (23A), L.P. is J.P. Morgan Partners (23A Manager), Inc., an indirect wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of J.P. Morgan Partners (23A), L.P. is 383 Madison Avenue, New York, NY 10179.

(2)	Consists of 2,033,409 shares of common stock and an aggregate of 763,924 shares of common stock issuable upon conversion of shares of non-voting common stock that are presently convertible. LabMorgan Corporation will convert all 763,924 shares of non-voting common stock. Excludes 596,413 shares of non-voting common stock because the terms of the non-voting common stock contain a limitation on acquiring shares of common stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding common stock. In total, 1,360,337 shares of non-voting common stock are owned by the holder and, in sum, 3,393,746 shares of non-voting and voting common stock are owned by the holder. LabMorgan Corporation is a direct wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of LabMorgan Corporation is 383 Madison Avenue, New York, NY 10179.

(3)	Includes 763,924 shares of non-voting common stock, which will be converted to voting common stock prior to the consummation of this offering, to be sold in this offering.

Certain material U.S. federal tax consequences

The following discussion describes certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock purchased in this offering. This discussion applies only to holders that hold shares of our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers and certain traders in securities;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	holders that own, or that are deemed to own, more than 5% of our common stock;
•	certain former citizens or residents of the United States;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or
•	persons subject to the alternative minimum tax.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of each partner will generally depend on the partner’s status and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.

This discussion does not address all aspects of U.S. federal taxation that may be relevant to holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Tax consequences to U.S. holders

As used herein, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over trust administration and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that has made a valid election to be treated as a United States person.

Taxation of distributions on common stock

Distributions paid on our common stock, other than certain pro rata distributions of shares of common stock, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to certain limitations and restrictions, dividends received by corporate U.S. holders will be eligible for the dividends received deduction. For taxable years beginning on or before December 31, 2012, dividends received by certain noncorporate U.S. holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. holders should consult their own tax advisers regarding the application of these lower rates in their particular circumstances.

Sale or other disposition of common stock

Gain or loss realized by a U.S. holder on the sale or other disposition of our common stock will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock is greater than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s amount realized on the disposition and the adjusted tax basis in the common stock disposed of. Long-term capital gains recognized by non-corporate U.S. holders are taxed at reduced rates under current law. The deductibility of capital losses may be subject to limitations.

Expansion of medicare tax

Under newly enacted legislation, in certain circumstances, certain U.S. holders that are individuals, estates, and trusts will pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of shares, effective for taxable years beginning after December 31, 2012. Prospective U.S. holders should consult their tax advisors regarding this legislation.

Tax consequences to non-U.S. holders

This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock if you (i) purchase your common stock in this offering, (ii) will hold the common stock as a capital asset and (iii) are a beneficial owner of shares other than a U.S. holder.

This summary does not address all U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (including, but not limited to, a “controlled foreign corporation”, “passive foreign investment company”, a foreign tax-exempt organization, a financial institution, an insurance company or a former U.S. citizen or resident). This summary does not discuss any aspect of U.S. federal alternative minimum tax, or state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (the “IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

Dividends

Dividends paid by us to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, the non-U.S. holder will be taxed generally in the same manner as a U.S. holder), subject to an applicable income tax treaty providing otherwise;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market.

We believe that we are not, and do not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.

Federal estate tax

Individual Non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup withholding and information reporting

Information returns and reports may be filed with the IRS in connection with payments of dividends on the common stock and the proceeds from a sale or other disposition of the common stock. A U.S. holder may be subject to U.S backup withholding on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding on these payments if it fails to comply with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

With respect to payments made after December 31, 2013, a withholding tax of 30% will be imposed on dividends from, and, after December 31, 2014, the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting and due diligence requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Holders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Underwriting

We and the selling stockholders will enter into an underwriting agreement with J.P. Morgan Securities LLC, as the sole book-running manager and underwriter for the offering. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, 3,597,333 shares of common stock.

The underwriter is committed to purchase all the shares of common stock offered by the selling stockholders if it purchases any shares.

The underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.915 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling stockholders per share of common stock. The underwriting fee is $1.525 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter in connection with this offering.

Per Share	$1.525
Total	$5,485,933

We estimate that the total expenses of this offering to be paid by us, including registration, filing and listing fees, printing fees and legal and accounting expenses will be approximately $400,000.

In addition, we have agreed with the selling stockholders to repurchase 1,821,730 shares of non-voting common stock from the selling stockholders in a private transaction at the same price as the common stock being offered in this offering, less underwriting discounts and commissions and contingent on the consummation of this offering, which will result in $52,784,627 of additional proceeds to the selling stockholders. See “Concurrent Company repurchase of common stock.”

A prospectus in electronic format may be made available on the web sites maintained by the underwriter or one or more selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement, other than (A) the sale of shares of common stock by the selling stockholders to the underwriter (B) stock options and any shares of our common stock issued upon the exercise of options granted under our existing stock option plans and (C) issuances of shares of our common stock pursuant to certain strategic transactions not to exceed 5% of the outstanding shares of our common stock.

In addition, our directors and executive officers have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which they have agreed that, without the prior written consent of J.P. Morgan Securities LLC, subject to certain exceptions, they will not, during the period ending 60 days after the date of this prospectus supplement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities of ours which may be deemed to be beneficially owned by the directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities of ours, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities of ours, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the selling stockholders and the underwriter against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MKTX.”

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Conflicts of interest

For a discussion of certain conflicts of interest involving the underwriter, see “Conflicts of interest.”

Conflicts of interest

The selling stockholders are direct or indirect affiliates of J.P. Morgan Securities LLC, the underwriter in this offering, and will receive more than 5% of the proceeds from this offering. Because of the foregoing, a “conflict of interest” is deemed to exist within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the applicable provisions and exemptions of FINRA Rule 5121.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We generate commissions, technology products and services revenues, information and user access fees, investment income and other income and related accounts receivable balances from certain affiliates of the selling stockholders and the underwriter. In addition, certain of these affiliates act in a custodial and cash management capacity for us. We also maintained an account with and paid commissions to certain of these affiliates in connection with our share repurchase program and incur bank fees in connection with these arrangements. For further information concerning our relationships with affiliates of the selling stockholders and the underwriter, see Note 8 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011 and “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders filed with the SEC on April 27, 2011.

Legal matters

The validity of the shares of common stock offered hereby has been passed upon for MarketAxess Holdings Inc. by Proskauer Rose LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including reports, proxy and information statements.

This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities being offered hereunder. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all the documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement and any accompanying prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2011; and

(b)	the sections of our Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders filed with the SEC on April 27, 2011 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

You may request and obtain a copy of these filings at no cost, by writing or telephoning:

MarketAxess Holdings Inc.

299 Park Avenue

New York, New York 10171

(212) 813-6000

Attn: Investor Relations

PROSPECTUS

3,597,333 Shares

MARKETAXESS HOLDINGS INC.

Common Stock

This prospectus relates to the resale of up to 3,597,333 shares of common stock of MarketAxess Holdings Inc. that may be offered and sold from time to time by selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

The selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders. The prospectus supplement may add to, change or update information contained in this prospectus.

You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MKTX”. On February 17, 2012, the last reported sale price for our common stock was $32.32 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 25 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is February 21, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, certain selling stockholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. We may provide a prospectus supplement containing specific information about the terms of a particular offering by certain selling stockholders. The prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone, including the selling stockholders, to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. If any statements in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The terms “MarketAxess,” “the Company,” “we,” “us,” and “our” refer to MarketAxess Holdings Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. MarketAxess® name and logo, Auto-Spotting®, BondLink®, Actives®, FrontPage® and DealerAxess® are some of our registered trademarks. We also have a number of other registered trademarks, service mark applications and trademark applications. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

i

MARKETAXESS HOLDINGS INC.

We operate a leading electronic trading platform that allows investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. Our over 850 active institutional investor clients (firms that executed at least one trade in U.S. or European fixed-income securities through our electronic trading platform during 2011) include investment advisers, mutual funds, insurance companies, public and private pension funds, bank portfolios, broker-dealers and hedge funds. Our 87 broker-dealer market-maker clients provide liquidity on the platform and include most of the leading broker-dealers in global fixed-income trading. Through our Corporate BondTickerTM service, we provide fixed-income market data, analytics and compliance tools that help our clients make trading decisions. In addition, we provide FIX (Financial Information eXchange) message management tools, connectivity solutions and ancillary technology services that facilitate the electronic communication of order information between trading counterparties. Our revenues are primarily generated from the trading of U.S. high-grade corporate bonds.

Our multi-dealer trading platform allows our institutional investor clients to simultaneously request competing, executable bids or offers from our broker-dealer clients and execute trades with the broker-dealer of their choice from among those that choose to respond. We offer our broker-dealer clients a solution that enables them to efficiently reach our institutional investor clients for the distribution and trading of bonds. In addition to U.S. high-grade corporate bonds, European high-grade corporate bonds and emerging markets bonds, including both investment-grade and non-investment grade debt, we also offer our clients the ability to trade crossover and high-yield bonds, agency bonds, asset-backed and preferred securities and credit default swaps.

The majority of our revenues are derived from monthly distribution fees and commissions for trades executed on our platform that are billed to our broker-dealer clients on a monthly basis. We also derive revenues from technology products and services, information and user access fees, investment income and other income. Our expenses consist of employee compensation and benefits, depreciation and amortization, technology and communication expenses, professional and consulting fees, occupancy, marketing and advertising and general and administrative expenses.

Our principal executive offices are located at 299 Park Avenue, New York, NY 10171 and our telephone number is (212) 813-6000. The address of our website is www.marketaxess.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the additional risk factors and other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, in accordance with Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current estimates, expectations and projections about future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions and assumptions and other statements that are not historical facts. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The forward-looking statements and associated risks set forth herein relate to our expectations relating to, among other things: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer and institutional investor clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; the integrity and security of our electronic trading platform, systems and infrastructure; our ability to protect our intellectual property; our ability to retain our management team and attract and retain highly-skilled employees; domestic and international regulatory trends affecting us and our clients; potential litigation; industry-specific trends; and other factors.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of each quarter or the year. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual future events or results may differ, perhaps materially, from those contained in the projections or forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. Factors that could cause or contribute to such differences include those in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered and sold pursuant to this prospectus. The selling stockholders will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the shares. We will bear all other costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus.

SELLING STOCKHOLDERS

Selling stockholders will use this prospectus in connection with resales of shares. The applicable prospectus supplement or post-effective amendment will identify the selling stockholders, the terms of the securities and the transaction in which the selling stockholders acquired the shares. Selling stockholders may be deemed to be underwriters in connection with the shares they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares by selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries thereof and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the 10-K, which exhibits are incorporated by reference into this prospectus.

Our authorized capital stock currently consists of 110,000,000 shares of common stock, par value $0.003 per share, 10,000,000 shares of non-voting common stock, par value $0.003 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock and Non-Voting Common Stock

As of February 17, 2012, the aggregate number of shares of common stock and non-voting common stock outstanding was 37,831,080.

The holders of common stock are entitled to one vote per share held on all matters to be voted on by the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to any voting rights of holders of preferred stock to elect directors. Holders of common stock, together with the holders of the non-voting common stock, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of MarketAxess, the holders of our common stock, with the shares of the common stock and the non-voting common stock being considered as a single class for this purpose, will be entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be sold upon completion of this offering will be fully paid and non-assessable.

Our non-voting common stock has the same rights and privileges as, and ranks equally and shares proportionately with, and is identical in all respects as to all matters to, the common stock, except that the non-voting common stock has no voting rights other than those voting rights required by law. The non-voting common stock has standard anti-dilution provisions. Non-voting common stock is convertible on a one-for-one basis into shares of voting common stock at any time subject to a limitation on conversion to the extent such conversion would result in a stockholder, together with its affiliates, owning more than 9.99% of the outstanding shares of common stock.

Series A Preferred Stock

Our Series A Preferred Stock is not redeemable and will rank junior to any other shares of preferred stock that may be issued by the Company with respect to the payment of dividends and as to distribution of assets in liquidation. Each share of Series A Preferred Stock has a minimum preferential quarterly dividend of the greater of $1.00 per share or 1,000 times the aggregate per share amount of any cash dividend declared on the shares of common stock since the immediately preceding quarterly dividend, subject to certain adjustments.

In the event of liquidation, the holder of Series A Preferred Stock will be entitled to receive a cash preferred liquidation payment per share equal to the greater of $1.00 (plus accrued and unpaid dividends thereon) or 1,000 times the amount paid in respect of a share of common stock, subject to certain adjustments.

Generally, each share of Series A Preferred Stock will vote together with the shares of common stock and any other class or series of capital stock entitled to vote on such matter, and will be entitled to 1,000 votes per share, subject to certain adjustments. The holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Series A Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon.

In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the aggregate per share amount of stock, securities, cash or other property paid in respect of each share of common stock, subject to certain adjustments.

The rights of holders of the Series A Preferred Stock to dividend, liquidation and voting rights are protected by customary anti-dilution provisions.

Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the economic value of one Unit of Series A Preferred Stock is expected to approximate the economic value of one share of common stock.

Blank-Check Preferred Stock

The Board of Directors has the authority, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of MarketAxess without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Voting

The affirmative vote of a majority of the shares of our capital stock present, in person or by written proxy, at a meeting of stockholders where a quorum is present and entitled to vote on the subject matter will be the act of the stockholders.

Our amended and restated certificate of incorporation may be amended in any manner provided by the Delaware General Corporation Law. The Board of Directors has the power to adopt, alter, amend or repeal our amended and restated bylaws.

Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the consent or consents in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Delaware Anti-Takeover Statute

MarketAxess is subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to MarketAxess and, accordingly, may discourage attempts to acquire MarketAxess even though such a transaction may offer MarketAxess’ stockholders the opportunity to sell their stock at a price above the prevailing market price.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our Company more difficult without the approval of our Board of Directors. These include provisions that:

•	prevent stockholders from calling special meetings;

•	provide that our Board of Directors may repeal, alter, amend or rescind the bylaws without stockholder approval; and

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of our Company.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation provides that a director of MarketAxess will not be liable to MarketAxess or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our amended and restated certificate of incorporation also provides for indemnification, to the fullest extent permitted by law, by MarketAxess of any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of MarketAxess, by reason of the fact that such person is or was a director or officer of MarketAxess, or at the request of MarketAxess, serves or served as a director, officer, employee, agent or trustee of any other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with the action, suit or proceeding. Our amended and restated certificate of incorporation also provides that, to the extent authorized from time to time by our Board of Directors,

MarketAxess may provide indemnification to any current or former directors, officers, employees and other agents of MarketAxess to the extent and effect determined by the Board of Directors to be appropriate and authorized by the Delaware General Corporation Law. Our amended and restated certificate of incorporation also permits us to purchase and maintain insurance for the foregoing and we will continue to maintain such insurance.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MKTX”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

The selling stockholders may from time to time sell any or all of the shares of common stock beneficially owned by them and offered hereby directly to one or more purchasers or through one or more underwriters, broker-dealers or agents, or a combination of any such methods of sale. The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but they will be responsible for any and all underwriting discounts, selling commissions, agent’s commissions and stock transfer taxes, if applicable, attributable to sales of the shares. We will identify the specific plan of distribution, including any agents, underwriters, dealers or direct purchasers, and any compensation paid in connection therewith, in the applicable prospectus supplement when a particular offer of the shares of common stock is made.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the NASDAQ Global Select Market, on the over-the-counter market or otherwise, or in a combination of such methods of sale, at a fixed price or prices that may be changed, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•

purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•

a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method pursuant to applicable law.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer’s commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the NASDAQ Global Select Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Such brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If all the shares are not sold at the public offering price, the applicable underwriters may change the offering price and the other selling terms. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We will identify any underwriters or agents and describe their compensation in a prospectus supplement. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Agents and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us and the selling stockholders in the ordinary course of business. The specific terms of any lock-up provisions in respect of any given offerings will be described in the applicable prospectus supplement.

A selling stockholder may also resell all or a portion of its securities in open market transactions under Rule 144 of the Securities Act rather than pursuant to this prospectus, provided that it meets the criteria and conforms to the requirements of Rule 144. In addition, the selling stockholders may transfer the shares by other means not described in this prospectus.

Certain entities that may act as underwriters and their respective affiliates may have, from time to time, performed, and may perform in the future, various financial advisory and investment banking services for us, the selling stockholders and affiliates, for which they received or will receive customary fees and expenses. We will not receive any proceeds from sales of any securities by the selling stockholders.

LEGAL MATTERS

The validity of the common stock in respect of which this prospectus is being delivered will be passed on for us by Proskauer Rose LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including reports, proxy and information statements.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities being offered hereunder. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2011; and

(b)	the sections of our Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders filed with the SEC on April 27, 2011 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may request and obtain a copy of these filings at no cost, by writing or telephoning:

MarketAxess Holdings Inc.

299 Park Avenue

New York, New York 10171

(212) 813-6000

Attn: Investor Relations

3,597,333 shares

MarketAxess Holdings Inc.

Common stock

Prospectus supplement

J.P. Morgan

February 22, 2012